Exhibit 10.6

[DATE]

Mr. Richard A. Kohlberger
Senior Vice President, General Counsel
and Secretary
UST Inc.
6 High Ridge Park, Building A
Stamford, CT 06905

Dear Mr. Kohlberger:

UST Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below subsequent to a “change in control of the Company” (as defined in Section 2).

You have an existing agreement with the Company (“Existing Agreement”), dated October 27, 1986 (the “Original Effective Date”), regarding the payment of severance benefits upon a change in control of the Company. This Agreement amends and restates your Existing Agreement, effective December 16, 2008, in order to evidence formal compliance with section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (the “Code”).

Mr. Richard A. Kohlberger
December __, 2008

1.            Term of Agreement.  This Agreement shall commence on the Original Effective Date and shall continue in effect through July 31, 2009; provided, however, that commencing on August 1, 2009, and each August 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, prior to such August 1, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that if a change in control of the Company, as defined in Section 2, shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such change in control occurred. In no event, however, shall the term of this Agreement extend beyond the earlier of (i) the end of the calendar month in which your 65th birthday occurs or (ii) the date on which you cease to be an officer of the Company or a subsidiary thereof, whether or not you continue to be an employee of the Company or a subsidiary thereof.

2.            Change in Control.  For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, any “person” who on the date hereof is a director or officer of the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and director being hereinafter referred to as “Continuing Directors”), cease for any reason to constitute at least a majority thereof; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Mr. Richard A. Kohlberger
December __, 2008

3.           Termination Following Change in Control.  (i) General.  If any of the events described in Section 2 constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death, General Disability or 409A Disability, (b) by the Company for Cause, or (c) by you other than for Good Reason.  In the event your employment with the Company is terminated for any reason and subsequently a change in control of the Company shall have occurred, you shall not be entitled to any benefits hereunder.

(ii)           Disability.  The Company will terminate your employment at the conclusion of a twelve (12) month period during which you continuously have a General Disability (as defined below), a 409A Disability (as defined below) or both. In determining whether a disability is continuous for this purpose, a temporary return to work shall be disregarded (I) in the case of a General Disability, if it would be disregarded under the long-term disability plan for salaried employees maintained by the Company, and (II) in the case of a 409A Disability, if it would be disregarded under the long-term disability plan for salaried employees maintained by the Company and it may be disregarded under Treasury Regulation § 1.409A-3(i)(4).

    (a)    You will be deemed to have a “General Disability” if, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full time performance of your duties.

    (b)    You will be deemed to have a “409A Disability” if (A) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (B) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees; or (C) you are determined to be totally disabled by the Social Security Administration.

(iii)           Cause.  Termination by the Company of your employment for “Cause” shall mean termination upon an act or acts of dishonesty constituting a felony under the laws of the United States or any State thereof and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and

Mr. Richard A. Kohlberger
December __, 2008

held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

(iv)           Good Reason.  You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, in the case of paragraphs (a), (e), (f), (g) or (h), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Sections 3(vii) and 3(vi), respectively, given in respect thereof:

    (a)           the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the change in control of the Company, or a significant adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to such change;

    (b)           a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

    (c)           the relocation of the Company’s principal executive offices to a location outside the Stamford Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the change in control of the Company) or the Company’s requiring you to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

    (d)           the failure by the Company to pay to you any portion of your current compensation except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any person whose actions resulted in a change in control of the Company or any person affiliated with the Company or such person, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

    (e)           the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the change in control of the Company which is material to your total compensation, including but not limited to the Company’s Retirement Income Plan for Salaried Employees, Employees’ Savings Plan, Officers’ Supplemental Retirement Plan, Incentive Compensation Plan, and 1982 Stock Option Plan, or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a

Mr. Richard A. Kohlberger
December __, 2008

basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

    (f)           the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control of the Company;

    (g)           the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

    (h)           any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (vi) hereof (and, if applicable, the requirements of Subsection (iii) hereof); for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(v)            Employment by Affiliates. For purposes of this Agreement, in no event shall a termination of your employment with the Company be deemed to occur as a result of your transfer to, or employment by, any of the Company’s affiliates during the term of this Agreement.

(vi)           Notice of Termination.  Any purported termination of your employment by the Company or by you shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 6.  “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vii)          Date of Termination; Severance Start Date.

  (a)           "Date of Termination" shall mean (A) if your employment is terminated for General Disability or 409A Disability, thirty (30) days after Notice of

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Termination is given but not before the end of the twelve (12) month period specified in Subsection (ii) above, and not if you have returned to the full-time performance of your duties for a period that breaks the period of continuous disability in accordance with Subsection (ii) above, and (B) if your employment is terminated pursuant to Subsection (iii) or (iv) hereof or for any other reason (other than General Disability or 409A Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (iii) hereof shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iv) hereof shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, that if you reasonably believe in good faith the Company is not providing you with a benefit or payment to which you are entitled under the terms of this Agreement, you may notify the Company, within forty-five (45) days after the Date of Termination or, if any such payment or benefit is due after such 45-day period, within 45 days following such payment date, that a dispute exists concerning the termination and/or the amount of such payment or benefit. In this event, the Company shall act within fifteen (15) days to restore fully the disputed benefits and payments (so that all benefits and payments are provided as of such date as would have been provided had there been no delay in providing such benefits and payments) and to continue to provide such benefits and payments as contemplated by this Agreement thereafter (provided, however, that in all events any payment or benefit shall not be paid or provided to you before the payment date set forth in this Agreement or any applicable document), but subject to termination and recapture from you of these disputed benefits and payments in accordance with the terms of a mutual written agreement of the parties, a binding arbitration award, or a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

  (b)        “Severance Start Date” shall mean the date on which you incur a “separation from service” under section 409A(a)(2)(A)(i) of the Code.

4.            Compensation Upon Termination or During Disability.  Following a change in control of the Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:

(i)            During any period that you fail to perform your full-time duties with the Company as a result of:

    (a)    a period of 409A Disability, you shall continue to receive your base salary in accordance with the standard payroll practices of the Company at the rate in effect at the commencement of any such period, together with any compensation payable to you under the

Mr. Richard A. Kohlberger
December __, 2008

short-term and long-term disability plans for salaried employees maintained by the Company during such period and any benefit coverages customarily provided to disabled salaried employees, until your employment is terminated pursuant to Section 3(ii) hereof.

    (b)    a period of General Disability, you shall receive any compensation payable to you under the short-term and long-term disability plans for salaried employees maintained by the Company during such period, as well as any benefit coverages customarily provided to disabled salaried employees, until your employment is terminated pursuant to Section 3(ii) hereof.

Thereafter your benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(ii)           If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary in accordance with the Company’s standard payroll practices through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(iii)           If your employment by the Company shall be terminated by you for Good Reason or by the Company other than for Cause, General Disability or 409A Disability, then, subject to the provisions of Subsection (iv) hereof, you shall be entitled to the benefits provided below:

  (a)           the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination; plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due;

  (b)           in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment equal to the product of (1) the sum of (A) your annual salary rate in effect as of the Date of Termination or, if greater, such rate in effect immediately prior to the change in control of the Company, and (B) the highest annual amount payable to you under the Company's Incentive Compensation Plan with respect to any of the three (3) calendar years immediately preceding the Date of Termination; provided, however, that the amount taken into account under this clause (B) shall in no event exceed seventy-five percent (75%) of the amount taken into account under clause (A) hereof, and (2) the number three (3); except as provided below with respect to status as a

Mr. Richard A. Kohlberger
December __, 2008

specified employee such amount will be paid no later than the fifth day following your Severance Start Date; however, in the event you are a “specified employee” on your Severance Start Date as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your Severance Start Date or, if later, by December 31, 2008, such payments shall be delayed until the date that is six (6) months after your Severance Start Date  (if you die after your Severance Start Date but before such payment is made, it will be paid to your estate without regard to any six-month delay that otherwise applies to specified employees); for purposes of this Agreement, “specified employee” shall be defined as provided in section 409A(a)(2)(B)(i) of the Code and “specified employee identification date” shall be defined as provided in Treasury Regulation §1.409A-1(i);

  (c)           the Company also shall promptly pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement. To the extent that any such payment does not qualify for exclusion from Federal income taxation, the Company will make the payment only if (A) the corresponding expense is incurred by you during your lifetime (or by your estate on your behalf after your death and within ten years of such termination), and (B) the request for payment is submitted no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the payment on or before the last day of the calendar year following the calendar year in which the expense was incurred.  The amount of expenses eligible for such payment during a calendar year will not affect the amount of expenses eligible for such payment in another calendar year, and the right to such payment is not subject to liquidation or exchange for another benefit from the Company. The Company shall also promptly pay to you all legal fees and expenses incurred by you in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefits provided hereunder); each such payment shall be paid no later than the end of the calendar year next following the calendar year in which you or the Company remit to the Internal Revenue Service the taxes that are the subject of the audit or proceeding or, where as a result of the audit or proceeding no taxes are due or are remitted but other reimbursable expenses have been incurred, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding.  For purposes of the foregoing, in the event you are a “specified employee” on your Severance Start Date (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your

Mr. Richard A. Kohlberger
December __, 2008

Severance Start Date or, if later, by December 31, 2008), and to the extent that any portion of the payments described above in this Subsection (c) relate to expenses that were triggered by your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code and such payments constitute a “deferral of compensation” within the meaning of section 409A of the Code, such payments shall be paid no earlier than the date that is six (6) months after your Severance Start Date (if you die after your Severance Start Date but before such payments have been made, such payments will be paid to your estate in a lump sum without regard to any six-month delay that otherwise applies to specified employees);

  (d)           for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with life, disability, and accident insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination.  Benefits otherwise receivable by you pursuant to this paragraph (d) shall be reduced to the extent comparable benefits are actually received by you during the thirty-six (36) month period following your termination, and any such benefits actually received by you shall be reported to the Company; and

  (e)           for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with group health coverage substantially similar to that which you were receiving immediately prior to the Notice of Termination.

      (1)          If such coverage is provided under a self-insured medical reimbursement plan maintained by the Company (within the meaning of section 105(h) of the Code):

                    (A)           there will be no charge to you for such coverage for any month that falls within the first six months following your Severance Start Date;

                    (B)           the charge to you for each remaining month of coverage will equal the Company’s monthly COBRA charge for such coverage, and you will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

                    (C)           on the date that is six months following your Severance Start Date, the Company will pay you a lump sum in cash equal to the product of (I) the Company’s monthly COBRA charge on the payment date for family coverage under the group health plan maintained by the Company, and (II)

Mr. Richard A. Kohlberger
December __, 2008

the difference between (a) the number thirty-six (36), and (b) the number of months of coverage provided under clause  (A) above, with the amount of such payment grossed up for taxes at the maximum individual Federal tax rate and maximum individual applicable state tax rate in effect on the payment date.

                 (2)             If such coverage is provided under a fully-insured medical reimbursement plan (within the meaning of section 105(h) of the Code), there will be no charge to you for such coverage.

(iv)           Notwithstanding the provisions of Subsection (iii) hereof, if

  (a)           any payments or benefits received or to be received by you, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person, constitute “parachute payments” (such payments or benefits being hereinafter referred to as the “Parachute Payments”) within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and

  (b)           the aggregate present value of the Parachute Payments reduced by any excise tax imposed under section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”) would be less than 3 times your “base amount,” as defined in section 280G(b)(3) of the Code, then the Company will reduce the portion of the Parachute Payments to which you would otherwise be entitled under Subsection (iii) hereof by an amount (if any) such that the aggregate present value of the Parachute Payments is equal to 2.99 times your base amount (the “Reduced Amount”).  Any such reduction shall be applied under Subsection (iii) as follows:

       (1)           first, for purposes of Subsection (iii)(e)(1)(A), there will be a charge to you for each month of coverage, applied on a month-to-month basis as necessary to cause the aggregate present value of the Parachute Payments to equal the Reduced Amount, in an amount equal to the Company's monthly COBRA charge for such coverage, and you will be required to pay such monthly charge in accordance with the Company's standard COBRA premium payment requirements;

       (2)           second, for purposes of Subsection (iii)(d), there will be a charge to you for each month of coverage, applied on a dollar-for-dollar basis as necessary to cause the aggregate present value of the Parachute Payments to equal the Reduced Amount, in an amount equal to the premium paid by the Company for such coverage, and you will be required to pay such monthly charge to the Company at the same time as the Company is required to make payment of such premium to the insurance carrier; and

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       (3)           third, the lump sums payable under Subsection (iii)(b) and Subsection (iii)(e)(1)(C) shall each be reduced, on a pro rata basis (based on the dollar amounts payable under Subsection (iii)(b) and Subsection (iii)(e)(1)(C)), as necessary to cause the aggregate present value of the Parachute Payments to equal the Reduced Amount.

For purposes of the preceding paragraph, your base amount, the present value of the Parachute Payments, the amount of the Excise Tax and all other appropriate matters shall be determined by the Company’s independent auditors in accordance with the principles of section 280G of the Code and based upon the advice of tax counsel selected by such auditors.

[In the event that application of the above ordering rules results in the imposition upon you of an excise tax or penalty interest under section 409A of the Code, the Company will pay you an additional payment (the “Gross-Up Payment”) in an amount equal to such excise tax and penalty interest plus all income and employment taxes on such excise tax and penalty interest.  For this purpose, all income taxes will be assumed to apply to you at the highest marginal rate in effect on the date the Gross-Up Payment is made.  The Gross-Up Payment shall be paid no later than the end of the calendar year next following the calendar year in which you remit the corresponding excise tax and penalty interest to the Internal Revenue Service.]

(v)           Except as provided in Subsection (iii)(d) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

5.            Successors; Binding Agreement.  (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii)           This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees,

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devisees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.            Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.            Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

8.            Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.          Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of

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your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11.          Code Section 409A.  It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of section 409A of the Code and the treasury regulations relating thereto so as not to subject you to the payment of interest and tax penalty which may be imposed under section 409A of the Code.  In furtherance of this intent, to the extent that any regulations or other guidance issued under section 409A of the Code would result in you being subject to the payment of such interest or tax penalty, the Company and you agree to amend this Agreement prior to January 1, 2009 in order to bring this Agreement into compliance with section 409A of the Code in a manner which has the least adverse effect on you.

12.          Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, without limitation, the Existing Agreement and any addendums, amendments or modifications thereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

UST Inc.

By:	/s/ Gary B. Glass
Vice President

Agreed to this 15 day
of December, 2008

/s/ Richard A Kohlberger
Richard A Kohlberger